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KLONDIKE STAR TO EXPLORE FOR EGYPTIAN GOLD

SEATTLE, May 15, 2007 (BUSINESS WIRE) - Hans Boge, P.Eng., President today announced that the Arab Republic of Eqypt and the Egyptian Mineral Resources Authority have announced the award to Klondike Star Mineral Corporation (OTCBB:KDSM) of the rights to explore and exploit a world-class gold property. The property encompasses a 1,245 square kilometre block (481 square miles) in the Oweinat Area of the Western Desert, Arab Republic of Eqypt.

Hans Boge, P.Eng., President says, "The gold potential identified by the Egyptian Geological Survey in the Oweinat property is significant. Following a moratorium on mining in the country for over 50 years, Egypt is mobilizing to develop a modern gold-mining industry by revisiting ancient deposits of the precious mineral that symbolized the glory of the Pharaohs. Klondike Star is in on the ground floor."

Only two other companies are currently active in mineral exploration and development in the country. The International Finance Corporation, a private sector arm of the World Bank is working with Egyptian authorities to modernize mining laws over the next year.

According to various accounts, with Egypt's rich and diversified culture and history, ancient mining would have definitely played a major role in the development of high grade ore-bodies. None-the-less, modern exploration has not been carried out in Egypt, and as a result, the country has excellent potential for the discovery of significant discoveries for gold in particular. Egypt's mineral resource development is coordinated by the Egyptian Geological Mining and Survey Authority (EGMSA).

Based on preliminary review of the mineral potential of the Oweinat block by the geology department of Klondike Star Mineral Corporation, Exploration Manager, Bill Mann, M.Sc., "There is excellent potential for discovery of multiple gold deposits, and potential for iron ore within a vast area."

The Oweinat block is north of the border between Egypt and Sudan, near the Libyan border. This area was essentially unexplored geologically prior to a program of regional scale mapping and prospecting jointly initiated in 1992 by the EGSMA (Egyptian Geological Survey) and IRC Libya. This work, which produced a geological map at a scale of 1:100,000 identified highly favourable Archaean terrain with abundant bodies of BIF (banded iron formation) within highly metamorphosed gneiss. Gold was found to be common within the BIF bodies, and in certain quartz veins, shear zones, dykes and alteration zones in the same areas.

30 favourable areas identified by the regional work program were selected for follow-up work in 1996 to 1998, and again in 2000, including mapping at scales of 1: 50,000, 1:20,000 or 1: 5,000, trenching, grab sampling and channel sampling, and limited ground geophysical surveys. A bulk sample of 2.5 tons was collected and processed by carbon in pulp, and returned 6.8 g/t gold.

Of the 30 widely separated blocks studied and sampled in detail, 11 areas returned analyses above 10 g/t gold and 25 returned gold analyses above 1 g/t by fire assay.

Donald W. Flinn, P.Eng., Vice-President, Operations says, "The Oweinat block appears to represent a substantial portion of an essentially unexplored Archaean gold province. EGSMA has identified multiple zones with high gold grades that warrant a substantial exploration effort. Klondike Star, in cooperation with Egyptian geologists and partners, can't wait to start work to confirm this potential."

Rock samples were initially analyzed by spectral analysis, and anomalous samples were re-analyzed by fire assay for gold. All analytical work was performed by EGSMA; their quality assurance, quality control procedures were not reported. Values up to 53 g/t gold over 20 metres were reported. Iron analyses are mostly in the 20 to 50% Fe2O3 range, with some large samples averaging 32%, however there may be potential for enriched areas among the dozens of BIF bands that are up to hundreds of metres thick, and extend for kilometers. Much of the favourable terrain is overlain by thin sand deposits; geophysical exploration methods will be beneficial for exploring in these areas.

Additional information is published in the Annals of the Geological Survey of Egypt. Also see the profile in www.klondikestar.com.

For more information please contact: Wayne Cousins, Investor Relations Toll Free (800) 579-7580

The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from new products or actions in development are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected result